Exhibit 99.1

Synergy Pharmaceuticals Announces Positive Results of Plecanatide Phase 2b Study in Patients with Irritable Bowel Syndrome with Constipation

New York, N.Y., April 30, 2014 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced positive top-line results from a phase 2b dose-ranging study assessing plecanatide’s safety and efficacy in 424 patients with irritable bowel syndrome with constipation (IBS-C). The primary objective of this trial was to determine an effective, safe and well tolerated dose for plecanatide phase 3 trials with IBS-C patients. Synergy is pleased to report this trial has achieved that objective. Preliminary analysis of the data indicates that plecanatide demonstrated statistically significant improvement in complete spontaneous bowel movement (CSBM) frequency — the study’s primary endpoint — and was safe and well tolerated. Notably, patients taking the plecanatide 3.0mg dose experienced statistically significant improvement in change from baseline versus placebo in worst abdominal pain and met the FDA overall responder endpoint for IBS-C over the 12-week treatment. An overall responder for the FDA endpoint fulfills both >30% reduction in worst abdominal pain and an increase of >1 complete spontaneous bowel movements (CSBMs) from baseline in the same week for at least 50% of the weeks (i.e. 6/12 weeks).

“We are very pleased to see a consistent response at the 3.0mg plecanatide dose for statistical improvement in CSBM frequency with a less than 10% diarrhea rate for treating both CIC and IBS-C indications,” said Dr. Gary S.  Jacob, CEO and Chairman of Synergy Pharmaceuticals. “In addition, the 3.0mg dose has now demonstrated a statistically significant improvement for worst abdominal pain as well as the overall responder FDA endpoint for IBS-C. We believe this is the ideal dose for normalizing bowel movements and treating the symptoms of both CIC and IBS-C patients with a more favorable tolerability profile that’s suitable for chronic use. We plan to immediately move forward with plecanatide in IBS-C patients at the 3.0mg dose and expect to initiate our phase 3 trials in the second half of this year.”

“IBS-C is a complex disorder associated with both chronic constipation and abdominal pain symptoms that are unique to each patient,” said Dr. Philip B. Miner, President and Medical Director of the Oklahoma Foundation for Digestive Research. “There is a significant medical need among patients and physicians for more treatment options that are effective, safe and well tolerated for chronic, everyday use. I am encouraged by the data observed in this trial as plecanatide has demonstrated efficacy and a favorable tolerability profile for treating IBS-C patients.”

The plecanatide 3.0mg dose was selected for phase 3 based on achieving statistically significant improvement in the study’s primary endpoint and key secondary endpoints assessed in the topline analyses, which included change from baseline versus placebo over 12 weeks in: CSBM frequency (1.29 placebo vs. 2.74, p=<0.001), worst abdominal pain intensity (-1.4 [-24.5%] placebo vs.-2.0 [-33.9%], p=<0.05) and stool consistency (BSFS) (1.01 placebo vs. 2.49, p=<0.001).  Importantly, plecanatide 3.0mg dose also showed a statistically significant difference from placebo in the overall FDA responder endpoint (21% placebo vs. 41.9%, p=<0.05). The treatment effects of plecanatide occurred within the first week.

Plecanatide was safe and well tolerated with no treatment-related serious adverse events. The most common event was diarrhea, which occurred in 9.3 percent of the 3.0mg plecanatide-treated patients.

At this time the company has reviewed only top-line results and further analyses will be conducted in the coming weeks. Once full analysis of the data is complete, Synergy plans to present the results of the trial at an appropriate scientific conference.

The company intends to initiate pivotal phase 3 trials in IBS-C patients in the second half of 2014.

IBS-C Phase 2b Study

This was a randomized, 12-week, double-blind, placebo-controlled, dose-ranging study to assess the safety and efficacy of plecanatide in patients with IBS-C. The study evaluated the effects of 0.3, 1.0, 3.0 or 9.0 mg plecanatide or placebo administered orally once daily to adults meeting Rome III criteria for IBS-C. In addition, patients were required to meet the criteria for the IBS-C subtype, which is further characterized by stool pattern, such that > 25% of defecations are hard or lump stools and < 25% of defecations are loose or watery stools. During pre-treatment at baseline, patients are required to have at least 3 days in each week with pain scores > 3 on a 0 to 10 scale.

Participants underwent two-week-baseline, 12-week-treatment, and two-week-post treatment evaluations with daily assessments of bowel habits and symptom severity using an interactive voice response system. The primary efficacy endpoint was the change from baseline in the mean number of CSBMs over the 12-week treatment period.  Key secondary endpoints were: (1) abdominal pain and (2) stool consistency. Abdominal pain intensity was measured on an 11-point severity scale (0 to 10) and stool consistency using the Bristol Stool Form Scale (BSFS). An overall responder for the FDA endpoint fulfills both >30% reduction in worst abdominal pain and an increase of >1 complete spontaneous bowel movements (CSBMs) from baseline in the same week for at least 50% of the weeks (i.e. 6/12 weeks).

About Plecanatide

Plecanatide is Synergy’s lead guanylate cyclase-C (GC-C) agonist in development to treat patients with chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C). Plecanatide is a 16-amino-acid analog of the human gastrointestinal (GI) hormone, uroguanylin, a natural agonist for the intestinal GC-C receptor. Orally administered plecanatide mimics uroguanylin’s functions by binding to and activating the GC-C receptor to stimulate fluid secretion and transit required for normal digestion. Synergy has successfully completed a phase 2b trial of plecanatide with CIC patients and is currently enrolling patients into its pivotal phase 3 CIC program. For more information please visit www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-

looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACTS:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com